FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences
Claudia Jones or Paul Hawran  (858) 658-7600



              NEUROCRINE BIOSCIENCES AMENDS SHAREHOLDER RIGHTS PLAN

San Diego, CA, January 11, 2002 - Neurocrine Biosciences, Inc. (NASDAQ: NBIX) today announced that its Board of Directors has approved an amendment of its shareholder rights plan to increase the initial exercise price of the rights issued pursuant to the plan from $51.75 to $350.00 per right.

The intent of the increase is to preserve the effectiveness of the plan in view of the recent appreciation of the company's stock price. No other amendments were made to the plan. The shareholder rights plan was originally approved in April 1997. The Company was advised by Robertson Stephens, Inc.

Neurocrine  Biosciences,  Inc.  is  a  product-based  biopharmaceutical  company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, malignant brain tumors and peripheral cancers, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, stroke, and certain female health disorders. Neurocrine Biosciences, Inc. news releases are available through the Company's website via the Internet at http://www.neurocrine.com.

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